Exhibit – Calculation of Filing Fee Tables

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

North Square Evanston Multi-Alpha Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	-		-	-
Fees Previously Paid	$12,096,544	(a)	$153.10	$1,851.98	(b)
Total Transaction Valuation	$12,096,544	(a)
Total Fees Due for Filing				$0.00
Total Fees Previously Paid				$1,851.98
Total Fee Offsets				-
Net Fee Due				$0.00

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.
(b)	Calculated at $153.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.